Exhibit 10.2

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”), is made and entered into this 1st day of February, 2026 (the “Execution Date”), and is by and between Vicarious Surgical Inc. (“Company”), and Sarah Romano (“Executive”).

WHEREAS, Company employs Executive, on an “at-will” basis, in the capacity of Chief Financial Officer; and

WHEREAS, in recognition of Executive’s importance to the success and continued operations of Company, Company wishes to provide for the benefits provided herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Scope of Agreement; Definitions. The parties acknowledge and agree that the provisions of this Agreement set forth various benefits for Executive, but shall not be deemed to be an employment agreement, or agreement for continued employment of Executive. For the avoidance of doubt, nothing in this Agreement shall, in any way, alter the at-will nature of Executive’s employment which may be terminated by the Company or Executive with or without Cause or Good Reason and with or without notice. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Section 2 below.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“At-Target Annual Bonus” shall mean 40% of Executive’s Base Salary, subject to the pro-ration provisions set forth in this Agreement.

“Base Salary” shall mean the annual rate of normal base salary (without regard to bonuses, commissions or other supplemental pay) from Company applicable to Executive immediately prior to a Change in Control, a termination without Cause, or a termination for Good Reason as the case may be.

“Cause” shall mean: (A) fraud, embezzlement, or illegal misconduct in connection with Executive’s duties under this Agreement; (B) conviction of a felony involving fraud, dishonesty or breach of trust; (C) willful misconduct or gross negligence in the performance of the duties delegated to Executive; (D) breach of this Agreement; or (E) material breach of any non-competition, non-solicitation, non-disclosure, and intellectual property assignment agreement between Executive and Company, including without limitation the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement; provided that “Cause” shall not be deemed to have occurred pursuant to subsection (D) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such ground and that Company intends to terminate Executive’s employment hereunder for such ground, and if such ground is curable, Executive has failed to cure such ground within a period of thirty (30) days from the date of his or her receipt of such notice.

“Good Reason” shall mean: (A) a material reduction in Executive’s then-current Base Salary; (B) a material diminution in Executive’s authority, duties, or responsibilities; (C) a material change in the geographic location at which Executive provides services to Company outside of a fifty (50) mile radius from the then-current location without Executive’s consent; or (D) any action or inaction by Company that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder, which termination shall be effective thirty (30) days after the date of such notice, for one of the grounds set forth above within thirty (30) days of such ground first occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within sixty five (65) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

“Offer Letter” shall mean the Executive Offer of Employment dated and signed by Executive on March 3, 2025.

3. Termination Payments; Severance Benefit.

(a) Payment of Accrued Obligations. Regardless of the reason for any termination of Executive’s employment, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) the portion of Executive’s vacation days that have accrued prior to any termination of Executive’s employment and has not yet been used; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment without Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.

(b) Severance in the Event of Termination Without Cause or Resignation for Good Reason. Subject to the terms and conditions of Section 3(d), in the event that Executive’s employment hereunder is terminated by Company without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a six (6) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) Company shall pay Executive a pro-rata portion of Executive’s At-Target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(iii) In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of up to six (6) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the installments due under Section 3(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

(iv) The acceleration of the vesting provisions applicable to Executive’s outstanding time-based equity awards shall be governed by Executive’s existing equity award agreements or the terms of Executive’s offer letter.

Subsections (i), (ii), (iii) and (iv) are referred to as the “Standard Severance.” The Standard Severance is expressly subject to the conditions described in Section 3(d) below, and any payment or benefit made as part of such Standard Severance shall be paid less all customary and required taxes and employment-related deductions.

(c) Change in Control Severance. Subject to the terms and conditions of Section 3(d), in the event that a Change in Control (as defined below) occurs and, within a period of three (3) months prior to or twelve (12) months following the Change in Control, Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Company shall pay Executive an amount equal to two times (2x) Executive’s monthly Base Salary for a six (6) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) Company shall pay Executive a pro-rata portion of Executive’s At-Target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(iii) In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of up to twelve (12) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the installments due under Section 3(c)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

(iv) Executive shall become fully vested in all outstanding time-based equity awards granted to Executive by Company.

Subsections (i), (ii), (iii) and (iv) are referred to as the “Change in Control Severance.” The Change in Control Severance is expressly subject to the conditions described in Section 3(d) below, and any payment or benefit made as part of such Change in Control Severance shall be paid less all customary and required taxes and employment-related deductions.

For the purposes of this Agreement, a “Change in Control” is defined as any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Company, any employee benefit plan of Company, or any entity organized, appointed or established by Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of Company pursuant to which the holders of Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company; or (iv) the liquidation or dissolution of Company or Company ceasing to do business.

(d) Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 3(b) or Section 3(c), other than the Accrued Obligations, unless and until Executive has executed without revocation a separation agreement in a form acceptable to Company, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of separation pay and benefits due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and terms relating to non-disparagement, non-competition, non-solicitation, confidentiality, cooperation and the like similar in scope, duration and substance to those terms set forth in the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement described in the Offer Letter. If Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to subsections (i), (ii) and (iii) of Sections 3(b) and 3(d) as applicable, the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service occurred through such first payment. As stated in the Non-Competition and Non-Solicitation Agreement, in the event Executive is eligible for garden leave or analogous payments in support of non-competition obligations, then Company reserves the right to offset the Standard Severance or Change in Control Severance with such garden leave or analogous payments to the extent permitted by applicable law.

(e) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 3(b) or 3(c) above.

(f) No Other Payments or Benefits Owing; No Duplication of Severance. The payments and benefits set forth in this Section 3 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement. In the event that Executive is eligible for Change in Control Severance under this Section 3, Executive shall not be eligible for and shall not receive the Standard Severance under this Section 3.

4. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 3 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 3 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 3 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 4(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 3 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 3 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 3.

(b) It is intended that each installment of the payments and benefits provided under Section 3 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change in Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before equity compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

5. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Vicarious Surgical Inc.

78 4th Avenue

Waltham, MA 02451

Attention: Chair, Board of Directors

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. For the avoidance of doubt, the parties agree that this Agreement expressly supersedes Section 4 of the Offer Letter and the severance benefits provided for thereunder. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A scanned or electronic signature (including without limitation, via Docusign) shall be considered an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE	VICARIOUS SURGICAL INC.

/s/ Sarah Romano	By:	/s/ Stephen From
Sarah Romano	Name:	Stephen From
	Title:	Chief Executive Officer

Address:

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